EXHIBIT 4.1

                        CENEX HARVEST STATES COOPERATIVES

                           CERTIFICATE OF DESIGNATIONS

                               8% PREFERRED STOCK

     The undersigned, being the President and Chief Executive Officer of Cenex Harvest States Cooperatives (the "Company"), a cooperative organized and existing under the Minnesota Cooperative Law, does hereby certify that, pursuant to the authority vested in the Board of Directors of the Company by the Articles of Incorporation of the Company, the Board of Directors on July 12, 2001, duly adopted the following resolution:

     RESOLVED, that pursuant to the authority vested in the Board of Directors of the Company (the "Board of Directors") by the Articles of Incorporation of the Company, the Board of Directors hereby establishes a series of 8% Preferred Stock of the Company and hereby states the designation and fixes the relative rights, preferences, privileges and limitations of such series of shares as follows:

                               8% PREFERRED STOCK

     SECTION 1. DESIGNATION; BOOK-ENTRY FORM. The shares of such series shall be designated as 8% Preferred Stock (the "Preferred Stock"). The number of shares of Preferred Stock shall be 50,000,000 and may be issued by the Company from time to time. The Company shall not issue any share of Preferred Stock at a price less than $1.00. The Preferred Stock shall be issued as uncertificated shares registered in book-entry form.

     SECTION 2. RANK. The Preferred Stock shall rank prior to: (1) any instrument, whether certificated or not, that represents a "patronage refund" (as that term is used in the Company's Bylaws), (2) any other class or series of capital stock designated by the Board of Directors as inferior to the Preferred Stock and (3) common stock, if any, of the Company (collectively, "Junior Securities"), both as to payment of dividends and as to distributions of assets upon the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary. The Preferred Stock shall rank junior to any class or series of capital stock designated by the Board of Directors as senior to the Preferred Stock ("Senior Securities") both as to payment of dividends and as to distributions of assets upon the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary. Unless otherwise designated herein or by the Board of Directors, any other class or series of capital stock of the Company shall rank pari passu with the Preferred Stock.

     SECTION 3. DIVIDENDS AND DISTRIBUTIONS.

         a. PAYMENT OF DIVIDENDS. The holders of shares of Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for such purpose, dividends at the rate of 8% per annum per share. Such dividends shall be fully cumulative and shall accumulate without interest from the date of original issuance of any share of Preferred Stock . Holders of shares of Preferred Stock owning 10,000 or more shares shall receive monthly dividends, when declared by the Board of Directors, payable on the first day of each calendar month (the "Monthly Payment Date") commencing, as to any share, the first day of the month following its date of issuance, provided that any such Monthly Payment Date is a Business Day. All other holders of shares of Preferred Stock shall be entitled to receive quarterly dividends, when declared by the Board of Directors, payable on the first day of September, December, March and June (each such date a "Quarterly Payment Date"), commencing, as to any share, the first day of the quarter following its date of issuance, provided that any such Quarterly Payment Date is a Business Day. A Business Day is any day that is not a Saturday, Sunday or a legal holiday. If any Quarterly or Monthly Payment Date is not a Business Day, such dividend shall be payable without interest on the next Business Day. Quarterly dividends shall be paid only to the extent that monthly dividends have been declared and paid. Dividends on the Preferred Stock shall be paid by check or electronic transfer to holders of record as they appear on the books of the Company on such record dates as shall be fixed by the Board of Directors. Record dates shall be not more than 60 nor less than one day preceding the respective Payment Dates. In the event that the Board of Directors does not fix a record date in connection with the payment of any dividend, the record date for such dividend shall be five Business Days prior to the respective Quarterly or Monthly Payment Date. The amount of dividends payable for the initial dividend period and for any other dividend period shall be computed on the basis of a 365-day year.

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         b. LIMITATIONS ON DISTRIBUTIONS TO HOLDERS OF JUNIOR SECURITIES. No
distributions shall be made by the Company to the holders of any Junior Security unless and until all accumulated and unpaid dividends on the Preferred Stock and on any class or series of capital stock ranking on parity with the Preferred Stock, including the full dividend for the then-current dividend period, shall have been paid or declared and set apart for payment.

         Any reference to a "distribution" contained in this Section 3 shall not be deemed to include any distribution made in connection with a liquidation, dissolution or winding up of the Company, whether voluntary or involuntary. The rights of holders of Preferred Stock upon a distribution made in connection with a liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, are governed by Section 4 below.

     SECTION 4. LIQUIDATION PREFERENCE. In the event of a liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of Preferred Stock shall be entitled to receive out of the assets of the Company available therefor an amount equal to the dividends accumulated and unpaid thereon to the date of final distribution to such holders, whether or not declared, without interest, plus a sum equal to $1.00 per share, and no more, before any payment shall be made or any assets distributed to the holders of any Junior Security. The entire assets of the Company available for distribution after the liquidation preferences of any Senior Securities are fully met shall be distributed ratably among the holders of the Preferred Stock and any other capital stock of the Company which ranks on a parity as to liquidation rights with the Preferred Stock in proportion to the respective preferential amounts to which each is entitled (but only to the extent of such preferential amounts). After payment in full of the liquidation preference of the shares of the Preferred Stock, the holders of such shares shall not be entitled to any further participation in any distribution of assets by the Company. Neither a consolidation or merger of the Company with another corporation nor a sale or transfer of all or part of the Company's assets for cash, securities or other property will be deemed a liquidation, dissolution or winding up of the Company for purposes of this Section 4; provided that, following such a consolidation or merger, or sale or transfer of all or part of the Company's assets, the Preferred Stock remain outstanding as duly authorized stock of the Company or any successor entity.

     SECTION 5. REDEMPTION AT OPTION OF THE COMPANY. The Company, at its option, may redeem at any time all, or from time to time any portion, of the Preferred Stock upon 30 days' written notice. Any Preferred Stock redeemed by the Company shall be redeemed at a price of $1.00 per share plus an amount per share in cash equal to all dividends on such share of the Preferred Stock accumulated and unpaid, whether or not declared, to the date fixed for redemption (such sum being hereinafter referred to as the "Redemption Price").

     In case of the redemption of less than all of the then outstanding Preferred Stock, the Company shall designate by lot, or in such other manner as the Board of Directors may determine, the shares to be redeemed, or shall effect such redemption pro rata. Notwithstanding the foregoing, the Company shall not redeem less than all of the Preferred Stock at any time outstanding until all dividends accumulated and in arrears upon all Preferred Stock then outstanding shall have been paid for all past dividend periods.

     Not less than 30 days prior to the redemption date, notice by first class mail, postage prepaid, shall be given to the holders of record of the Preferred Stock to be redeemed, addressed to such shareholders at their last addresses as shown on the stock books of the Company. Each such notice of redemption shall specify the date fixed for redemption, the redemption price, that accumulated but unpaid dividends to the date fixed for redemption will be paid on the date fixed for redemption, and that on and after the redemption date, dividends will cease to accumulate on such shares.

     Any notice that is mailed as herein provided shall be conclusively presumed to have been duly given, whether or not a holder of the Preferred Stock receives such notice; and failure so to give such notice, or any defect in such notice, to the holders of any shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Preferred Stock. On or after the date fixed for redemption as stated in such notice, the Company shall pay to each holder of the shares called for redemption the Redemption Price by check or electronic transfer. If, on the date fixed for redemption, funds necessary for the redemption shall be available therefor and shall have been irrevocably deposited or set aside, then the dividends with respect to the shares so called shall cease to accumulate on and after the date fixed for redemption, such shares shall no longer be deemed outstanding, the holders thereof shall cease to be shareholders, and all rights whatsoever with respect to such shares (except the right of the holders thereof to receive the Redemption Price without interest) shall terminate.


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     SECTION 6. VOTING RIGHTS. The holders of Preferred Stock shall have only the voting rights described in Section 7 below or as otherwise from time to time required by law.

     SECTION 7. CERTAIN ACTIONS NOT TO BE TAKEN WITHOUT VOTE OF HOLDERS OF PREFERRED STOCK. The affirmative vote or consent of the holders of at least a majority of the outstanding shares of the Preferred Stock, voting separately as a class, shall be required for any amendment, alteration or repeal, whether by merger or consolidation or otherwise, of the Company's Articles of Incorporation (including any board resolution establishing any class or series of preferred stock of the Company) if the amendment, alteration or repeal adversely affects the rights or preferences of the Preferred Stock; provided, however, that any increase in the authorized preferred stock of the Company or the creation and issuance of any other capital stock of the Company ranking senior to, on a parity with or junior to the Preferred Stock shall not be deemed to materially affect such powers, preferences or special rights.

     SECTION 8. OUTSTANDING SHARES. For purposes of this resolution, all shares of Preferred Stock shall be deemed outstanding except for (a) shares of Preferred Stock held of record or beneficially by the Company or any subsidiary of the Company and (b) all shares of Preferred Stock which have been called for redemption, provided that funds necessary for such redemption are available therefor and have been irrevocably deposited or set aside for such purpose.

     SECTION 9. STATUS OF PREFERRED STOCK UPON RETIREMENT. Shares of Preferred Stock which are acquired or redeemed by the Company shall return to the status of authorized and unissued shares of preferred stock of the Company without designation as to series. Upon the acquisition or redemption by the Company of all outstanding shares of Preferred Stock, all provisions of this Certificate of Designations shall cease to be of further effect.

     SECTION 10. TRANSFER RIGHTS. The Board of Directors has expressly authorized the sale and transfer of the shares of Preferred Stock, provided that, in connection with such transfer, the transferee may be required to provide the Company with information that it reasonably requests.



                                    CENEX HARVEST STATES COOPERATIVES



                                    By /s/ John D. Johnson
                                       -----------------------------------------
                                       John D. Johnson
                                       President and Chief Executive Officer


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